Exhibit 4(f)

Lincoln Life & Annuity Company of New York

Amendment for Roth IRA Retirement Plan

This Amendment is made a part of the Contract to which it is attached and is effective on the Contract Date.  In the event of a conflict with any provision of the Contract, the provisions of this Amendment will control.

This Amendment is intended to qualify the Contract to which it’s attached as a Roth IRA under section 408A of the Internal Revenue Code (“Code”). At the request of the Owner, the terms and provisions of this Contract are amended by this Amendment to permit this Contract to qualify as a Roth IRA. This Amendment is part of the attached Contract. Language contained in this amendment referring to federal tax statues or rules is informational and instructional.

1.                                      This Contract is established for the exclusive benefit of the Owner and for his or her beneficiaries. Joint or contingent owners cannot be named under the Contract.

2.                                      The Owner of this Contract shall be the Annuitant.

3.                                      The entire interest of the Owner is non-forfeitable. The General Provisions are modified so that this Contract may not be transferred, sold, assigned, discounted or pledged as collateral for a loan, or used as security for the performance of an obligation, or for any other purpose.

4.                                      No part of the Contract funds may be invested in life insurance contracts.

5.                                      Contributions - Contributions to this Contract must be paid in cash and, except in the case of a trustee-to-trustee transfer from another Roth or IRA or in the case of a qualified rollover contribution, may not exceed the maximum premium permitted under application provisions of the Code. This Contract does not require fixed contributions.

6.                                      Compensation - For purposes of this section, compensation means wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in the section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, section 401(c)(2) shall be applied as if the term trade or business for purposes of section 1402 included service described in subsection (c)(6).

Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to, interest and dividends) or amounts not includible in gross income.

Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term “compensation” shall include any amount includible in the Owner’s gross income under section 71 with respect to a divorce or separation instrument described in subparagraph (A) of section 71(b)(2).

7.                                      Distributions - Notwithstanding any provision in the Contract to the contrary, no amount is required to be distributed prior to the Owner’s death. Distributions made to the Owner or the Owner’s beneficiary(ies) are subject to the qualified distribution rules in section 408A(d)(2) of the Code.  Under these rules, distributions are not qualified distributions and are taxable if they are made before a 5-taxable year period as defined in section 408A(d)(2)(A) of the Code. Distributions after the death of the Owner shall be made in accordance with the requirements of Code section 401(a)(9)(B) including the incidental death benefit requirements of section 401(a)(9)(G) of the Code and regulations thereunder.

(a)                                 Distributions are qualified distributions if they are made after the end of a 5-taxable year period beginning with the first day of the year in which you made your initial contribution to a Roth IRA, and if they are made:  (1) On or after the date on which the Owner attains age 59½; or (2) To a beneficiary on or after the death of the Owner; or (3) As a result of being disabled as defined by Section 72(m)(7); or (4) To pay for qualified special purpose distributions. The Owner may elect to have the balance in the Contract distributed in one of the following forms: (1) a single sum payment of the cash surrender value; (2) equal or substantially equal payments over the life of the Owner; (3) equal or substantially equal payments over the lives of the Owner and his or her designated beneficiary; (4) equal or substantially equal payments over a specified period that may not be longer than the Owner’s life expectancy; (5) equal or substantially equal payments over a specific period that may not be longer than the joint life and last survivor life expectancy of the Owner and his or her designated beneficiary.

AE-284

(b)                                 If the Owner dies before his entire interest is distributed, the remaining interest will be distributed as follows:  (1) If the Owner dies after distribution of his interest has begun, the entire remaining interest must be distributed at least as rapidly as under the method of distribution used by the Owner; OR (2) If the Owner dies before distribution of his interest has begun, the entire remaining interest must distributed within 5 years of the Owner’s death or as elected by the designated beneficiary(ies) as follows: in equal or substantially equal payments over the life or life expectancy of the designated beneficiary(ies) commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died. Distributions made to the Owner’s beneficiary before the end of a 5-taxable year period as defined in section 408A(d)(2)(A) of the Code, are not qualified distributions.

If the Owner has elected a Payment Option that does not comply with the requirements of Section 401(a)(9)(A) of the Code or the incidental death benefit requirements of Section 401(a) of the Code, the Owner will be considered to have died before distribution of his or her interest has begun.

(c)                                  If the Owner dies before distribution of his interest has begun, and the Owner’s designated beneficiary is the Owner’s surviving spouse, the spouse may treat the account as his or her own Roth IRA. This election will be deemed to have been made if the surviving spouse makes a rollover or other contribution into this Contract or if the surviving spouse has failed to satisfy one or more requirements described in (a) or (b) of this section.

(d)                                 For purposes of this section, life expectancy is determined using the single life table in section 1.401(a)(9)-9 of the Income Tax Regulations based on the attained age of such Beneficiary during the calendar year in which distributions are required to commence pursuant to this section. Payments for any subsequent calendar year will be based on this life expectancy reduced by one for each calendar year, which has elapsed since the calendar year life expectancy was first calculated. Therefore, payments to such beneficiary may not continue for life.

8.                                      If no purchase payments are received under the Contract for two full consecutive contract years and any paid-up annuity benefit arising from the purchase payments made prior to such two-year period is less than $20 a month, the Company may terminate the Contract by payment in cash of the then present value of the paid-up benefit to the Owner.

9.                                      The Owner agrees to provide the Company with information necessary for the Company to prepare any reports required under the Code, and under guidance published by the IRS.

10.                               The Company shall furnish to the Owner annual reports concerning the status of the Contract.

This Contract has been issued by the Company as a Roth IRA under section 408A of the Code, and the regulations thereunder. To assure continuance of such qualification, it is agreed that the Company shall have the right to amend this Contract in order to comply with any changes in the Code, related regulations and published rulings.

Signed for Lincoln Life & Annuity Company of New York